Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Aeterna Zentaris Inc. of our report dated March 24, 2021 (except for adjustments to reflect the reverse stock split as described in Note 16, for which the date is March 22, 2023) relating to the consolidated financial statements, which appears in Amendment No. 1 to Aeterna Zentaris Inc.'s Annual Report on Form 20-F/A for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
February 14, 2024

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca